Exhibit 99.1

ADMA Biologics Reports First Quarter 2026 Financial Results and Provides Business Update

1Q 2026 Total Revenue of $114.5 Million, Flat Year-Over-Year

1Q 2026 ASCENIV Revenue +28% Year-Over-Year; BIVIGAM Revenue -54% Year-Over-Year

1Q 2026 Adjusted Net Income(1) of $40.7 Million, 22% Year-Over-Year Growth

1Q 2026 Adjusted EBITDA(2) of $59.7 Million, Representing 24% Year-Over-Year Growth

1Q 2026 Cash from Operations of $58 Million Highlights Strong Cash Generation

Strong Balance Sheet and Financial Flexibility Support Continued Execution

Reiterates Confidence in ASCENIV Growth Outlook Driven by Durable Demand Fundamentals

Updates FY 2026 Outlook and Withdraws Long-Term Guidance to Reflect Evolving U.S. Plasma Products and IG Market Competitive Dynamics

RAMSEY, N.J. and BOCA RATON, FL, May 6, 2026 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its first quarter 2026 financial results and provided a business update.

“During the first quarter, the market for U.S. plasma derived therapies (PDT) and immunoglobulin (IG) experienced increased competitive dynamics which, along with variability in distributor ordering patterns, created near-term topline pressures, particularly impacting BIVIGAM,” said Adam Grossman, President and Chief Executive Officer of ADMA. “Importantly, these dynamics were limited to distribution and inventory behavior and we believe do not reflect any deterioration in underlying ASCENIV demand, where fundamentals remained strong and continue to improve – with record utilization growth throughout the quarter, as illustrated by ASCENIV’s 28% year-over-year revenue growth. We continue to see strength across key ASCENIV demand metrics, including record new patient starts, growing prescriber breadth, product pull-through and patient adherence, and we are encouraged that the second quarter run rate based on April demand is in-line with the level of first quarter direct sales.”

Mr. Grossman continued, “We believe the first quarter results likely represent a trough revenue baseline driven by what we anticipate is a temporary market dislocation, and we expect to drive growth over the coming quarters. Despite this backdrop, in the quarter ADMA delivered 22% year-over-year Adjusted Net Income growth, 24% Adjusted EBITDA growth, expanded gross margins to 71% and generated $58 million of operating cash flow on revenue that was essentially flat – underscoring the resilience of our business model in a challenging PDT and IG landscape. We believe the current pricing environment and inventory dislocation in the U.S. IG and PDT market will prove temporary, and ADMA has remained disciplined in its pricing strategy. With ASCENIV demand at record levels, supported by durable and enduring fundamentals, and still forecasted to be early in its penetration curve, we remain confident in our ability to drive growth from this baseline through expanding margins and increasing cash generation. We also see meaningful long-term opportunity in SG-001, where our capital-efficient development approach and existing platform position us to leverage our commercial infrastructure, if approved, for a potentially rapid commercial ramp toward what we believe is a $300 to $500 million annual market opportunity.”

Updated Financial Guidance and Outlook

•	FY 2026 total revenue expected to be $530 million to $560 million

•	FY 2026 Adjusted Net Income expected to be $170 million to $200 million

•	FY 2026 Adjusted EBITDA expected to be $265 million to $300 million

•	Withdrawing previously provided long-term guidance due to current competitive dynamics in the PDT & IG market

FY 2026 outlook reflects the rapidly changing competitive dynamics and sustained pressure with standard IG pricing throughout the balance of the year.  ASCENIV growth outlook remains strong, supported by durable underlying demand fundamentals.

Commercial and Operational Execution Supporting Long-Term ASCENIV Growth

•
ASCENIV Demand Remained Strong. ASCENIV delivered 28% year-over-year revenue growth in the first quarter of 2026, with underlying demand and utilization reaching record levels. The second quarter 2026 run rate based on April demand is in-line with the level of first quarter 2026 direct sales, reinforcing that end-market demand remains robust. ASCENIV’s differentiated product profile and positioning as a later-line therapy for the most complex and refractive immunodeficient patients continues to support demand resilience and sustained growth despite broader competitive pressures currently facing the standard IG complex.

•
Strong Balance Sheet Provides Optionality. ADMA exited the first quarter of 2026 with net leverage below 0.5x, driven by robust operating cash flow of $58 million during the quarter and continued growth in Adjusted EBITDA. This combination of strong cash generation and expanding earnings is expected to provide the Company with significant financial flexibility to fund organic growth initiatives, support continued commercial expansion and execute on capital allocation priorities. Additionally, the Company has been actively executing share repurchases through its Accelerated Share Repurchase (ASR) program and Rule 10b5-1 trading plan. Through March 31, 2026, this has resulted in ADMA converting approximately 3.7% of the outstanding share count into treasury stock.

•
1Q 2026 IG Market Reset Drove Near-Term Dislocation, with ASCENIV Remaining Substantially Insulated. During the first quarter of 2026, the U.S. IG market experienced a reset due to elevated raw material plasma supply, increased competitive PDT inventories across the distribution network and aggressive discounting and rebating in standard IG, creating what we believe is near-term dislocation. While these dynamics impacted the broader standard IG market, ASCENIV remained relatively insulated. Given the rapid evolution of the market dynamics, ADMA, for guidance purposes, is conservatively assuming that pressures in standard IG persist.

•
Reported 1Q 2026 Results Largely Reflect Timing and Inventory Dynamics. Late-quarter inventory dynamics shifted certain contractual purchase orders anticipated for March into early April, impacting reported revenue timing. We believe these timing dynamics were driven in part by temporary shortfalls in contractual safety stock levels at certain of the Company’s customers and were resolved within the applicable cure period. Separately, certain receivables extended into April, impacting cash flow and Days Sales Outstanding (DSOs), and were subsequently collected during the first week of April.

•
Early Signs of Normalization Emerging in 2Q 2026. ADMA is beginning to see normalization in ordering patterns from its direct customers. The recently implemented McKesson Specialty distribution agreement is expected to enhance distribution reach, improve purchasing consistency, open new classes of trade and support working capital efficiency over time.

•
1Q 2026 Earnings Growth and Cash Generation at a Trough Baseline. Despite top-line variability, ADMA delivered Adjusted Net Income growth of 22%, expanded corporate gross margins to 71% and generated approximately $58 million of operating cash flow in the first quarter of 2026, demonstrating the resilience of the business at what management believes represents a trough revenue baseline.

•
Successful Diversification of Plasma Sourcing & Monetization of Select Centers. During the first quarter of 2026, ADMA successfully closed the transaction to monetize three of its plasma collection centers, while continuing to execute on plasma sourcing diversification through additional supply agreements and targeted cost discipline initiatives to support profitability and scalability.

•
SG-001 Expected to Add Long-Term Value. SG-001, the Company’s S. pneumoniae hyperimmune globulin program, continues to advance through a capital-efficient development pathway, with upcoming data expected to be presented through oral and poster presentations, further supporting its development strategy. Leveraging ADMA’s existing platform and commercial infrastructure, the Company is positioned for a potentially rapid commercial ramp-up toward an approximately $300 to $500 million market opportunity.

Audit Committee Review Reinforces Confidence in Business Practices. Following allegations of illicit channel stuffing and undisclosed related party transactions, the Audit Committee of the Company’s Board of Directors completed an internal review with the assistance of independent forensic accountants and external legal counsel, which concluded that ADMA has not engaged in any improper channel stuffing or any undisclosed related party transactions.  The investigation also concluded that there is no evidence of any illegal activity. ADMA’s audited consolidated financial statements, as filed with the U.S. Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, remain unchanged and unadjusted from the date of filing, February 25, 2026, and the Company remains confident in its internal controls, financial reporting and commercial practices.

First Quarter 2026 Financial Results:

Total revenue for the quarter ended March 31, 2026 was $114.5 million, compared to $114.8 million for the quarter ended March 31, 2025. ASCENIV revenue of $97.5 million in the quarter demonstrated 28% growth year-over-year, while BIVIGAM revenue of $15.4 million declined by 54% compared to the prior year period. Revenue from the sale of intermediates and other products also declined year-over-year by $3.0 million.

Gross profit for the quarter ended March 31, 2026 was $80.8 million, compared to $61.1 million in the prior-year period, resulting in gross margin of 71% in 2026 compared to 53% in the prior-year period. The improved gross margins year-over-year reflect the product mix shift towards the higher margin ASCENIV as well as the continued impact of the Company’s yield enhanced manufacturing process approved in 2025.

Research and development expenses for the quarter ended March 31, 2026 were $2.6 million, compared to $0.8 million in the prior-year period, primarily due to the investments in the SG-001 development project.

Selling, general and administrative expenses for the quarter ended March 31, 2026 were $26.7 million, compared to $24.1 million in the prior-year period, primarily driven by higher employee-related costs of $2.4 million, which included the impact of share-based compensation modification related to the departure of the Company’s former Chief Financial Officer and Treasurer in the amount of $0.8 million, and increased headcount to support the business.

GAAP net income for the quarter ended March 31, 2026 was $45.3 million, compared to $26.9 million for the quarter ended March 31, 2025. The 68% growth in GAAP net income year-over-year was driven primarily by a shift in product mix from BIVIGAM to ASCENIV and also benefited from the divestiture of three plasma collection centers during the quarter.

Adjusted Net Income for the quarter ended March 31, 2026 was $40.7 million, representing 22% year-over-year growth.

Adjusted EBITDA for the quarter ended March 31, 2026 was $59.7 million, representing 24% year-over-year growth.

Conference Call Information

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About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and children (2 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients. Such events require immediate medical intervention, if not recognized or managed appropriately, may result in persistent or significant disability or lead to fatal outcome.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure, monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea.

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.http://www.fda.gov/medwatch

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia. ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products and product candidates. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA and Adjusted Net Income as key performance measures because it believes that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by its management and Board of Directors to assess its operating performance. Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “positioned,” “support,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s total revenue (including baseline levels), Adjusted Net Income, Adjusted EBITDA, cash and cash flow, earnings and earnings potential, financial guidance in future periods; our balance sheet and financial position; the current U.S. IG and PDT market, including competitive pressures; customer ordering patterns and inventory levels; expected benefits of the McKesson Specialty distribution agreement; our commercial execution initiatives and intended financial benefits; ASCENIV revenue growth, margins, earnings power, cash generation, addressable market, demand and utilization; share repurchases and capital structuring; internal controls, financial reporting and commercial practices; and SG-001, its data, regulatory filings and clinical trial timeline and revenue potential. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

(1) Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

(2) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.

INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com

MEDIA CONTACT:
Longacre Square Partners | ADMABiologics@longacresquare.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(In thousands, except share and per share data)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	138,153	87,630
Accounts receivable, net	135,862	158,429
Inventories, net	222,098	206,465
Prepaid expenses and other current assets	15,060	7,458
Assets held for sale	-	6,530
Total current assets	511,173	466,512
Property and equipment, net	65,010	65,057
Intangible assets, net	630	632
Goodwill	3,530	3,530
Deferred tax assets, net	69,969	73,261
Right-of-use assets	6,402	6,650
Deposits and other assets	8,470	8,600
TOTAL ASSETS	$665,184	$624,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,523	$22,519
Accrued expenses and other current liabilities	48,561	40,466
Current portion of long-term debt	3,281	2,813
Current portion of lease obligations	1,176	1,096
Liabilities held for sale	-	2,647
Total current liabilities	73,541	69,541
Long-term debt	193,584	69,330
Deferred revenue, net of current portion	1,369	1,405
Lease obligations, net of current portion	6,365	6,646
TOTAL LIABILITIES	$274,859	$146,922

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, March 31, 2026: 240,962,203 issued and 232,288,977 outstanding; December 31, 2025: 239,793,566 issued and 237,874,496 outstanding	24	24
Treasury stock, at cost, 8,673,226 and 1,919,070 shares as of March 31, 2026 and December 31, 2025, respectively	(143,170)	(32,090)
Additional paid-in capital	649,796	671,039
Accumulated deficit	(116,325)	(161,653)
TOTAL STOCKHOLDERS’ EQUITY	390,325	477,320
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$665,184	$624,242

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,
	2026	2025
	(In thousands, except share and per share data)
	Unaudited

REVENUES	$114,493	$114,802
Cost of product revenue	33,743	53,705
Gross profit	80,750	61,097

OPERATING EXPENSES:
Research and development	2,597	826
Plasma center operating expenses	1,062	1,286
Amortization of intangible assets	55	25
Gain on sale of plasma centers	(7,980)	-
Selling, general and administrative	26,742	24,079
Total operating expenses	22,476	26,216

INCOME FROM OPERATIONS	58,274	34,881

OTHER INCOME (EXPENSE):
Interest and other income	1,093	608
Interest expense	(2,100)	(1,975)
Other expense	(140)	(64)
Other income (expense), net	(1,147)	(1,431)

INCOME BEFORE INCOME TAXES	57,127	33,450

Provision for income taxes	11,799	6,546

NET INCOME	$45,328	$26,904

BASIC EARNINGS PER COMMON SHARE	$0.19	$0.11
DILUTED EARNINGS PER COMMON SHARE	$0.19	$0.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	236,072,751	237,775,476
Diluted	239,955,762	244,676,350

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA(2)

	Three Months ended March 31,
	2026	2025
	(In thousands)
Net income	$45,328	$26,904
Depreciation	1,784	1,944
Amortization	55	25
Income taxes	11,799	6,546
Interest expense, net	983	1,975
EBITDA	59,949	37,393
Stock-based compensation	6,329	4,624
Voluntary Withdrawal and product replacements	-	3,837
Yield enhancement	412	902
Gain on sale of plasma centers	(7,980)	-
Non-recurring professional fees	942	1,182
Adjusted EBITDA	$59,652	$47,939

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME(1)

	Three Months ended March 31,
	2026	2025
	(In thousands)
Net income	$45,328	$26,904
Stock-based compensation modifications	609	474
Voluntary Withdrawal and product replacements	-	3,837
Yield Enhancement	327	902
Gain on sale of plasma centers	(6,332)	-
Non-recurring professional fees	747	1,182
Adjusted net income (a)	$40,679	$33,299

(a) Add-backs reflected during the three months ended March 31, 2025 exclude estimated tax effect of $1.3 million. Add-backs reflected during the three months ended March 31, 2026 were tax affected using the first quarter 2026 effective tax rate.

PRODUCT-LEVEL TOTAL REVENUE

	Three Months Ended March 31,
	2026	2025	Increase/ (Decrease)	Increase/ (Decrease) %
(in thousands)
ASCENIV	$97,486	$76,332	$21,154	27.7%
BIVIGAM	15,422	33,512	(18,090)	-54.0%
Intermediates and other products (1)	833	3,872	(3,039)	-78.5%
ADMA BioManufacturing	113,741	113,716	25	0.0%

Plasma Collection Centers	716	1,050	(334)	-31.8%
License revenue	36	36	-	0.0%
Total Revenues	$114,493	$114,802	$(309)	-0.3%

(1) Due to Nabi-HB historically representing less than 10% of the Company’s revenue within the ADMA BioManufacturing segment, it has been included under intermediates and other products.